Exhibit 5.1

ATTORNEYS • CIVIL LAW NOTARIES • TAX ADVISERS
P.O. Box 7113 1007 JC Amsterdam Beethovenstraat 400 1082 PR Amsterdam T +31 20 71 71 000 F +31 20 71 71 111	Amsterdam, June 13, 2022.

To the Company:

We have acted as legal counsel as to Dutch law to the Company in connection with the Plan and the filing of the Registration Statement with the SEC. This opinion letter is rendered to you in order to be filed with the SEC as an exhibit to the Registration Statement.

Capitalised terms used in this opinion letter have the meanings set forth in Exhibit A to this opinion letter. The section headings used in this opinion letter are for convenience of reference only and are not to affect its construction or to be taken into consideration in its interpretation.

This opinion letter is strictly limited to the matters stated in it and may not be read as extending by implication to any matters not specifically referred to in it. Nothing in this opinion letter should be taken as expressing an opinion in respect of any representations or warranties, or other information, contained in any document reviewed by us in connection with this opinion letter.

In rendering the opinions expressed in this opinion letter, we have reviewed and relied upon a draft of the Plan, a draft of the Registration Statement and pdf copies of the Corporate Documents and we have assumed that Awards under the Plan shall be made and the Option has been granted for bona fide commercial reasons. We have not investigated or verified any factual matter disclosed to us in the course of our review.

This opinion letter sets out our opinion on certain matters of the laws with general applicability of the Netherlands, and, insofar as they are directly applicable in the Netherlands, of the European Union, as at today’s date and as presently interpreted under published authoritative case law of the Dutch courts, the General Court and the Court of Justice of the European Union. We do not express any opinion on Dutch or European competition law, data protection law, tax law, securitisation law or regulatory law. No undertaking is assumed on our part to revise, update or amend this opinion letter in connection with, or to notify or inform you of, any developments and/or changes of Dutch law subsequent to today’s date. We do not purport to opine on the consequences of amendments to the Plan, the Registration Statement or the Corporate Documents subsequent to the date of this opinion letter.

This communication is confidential and may be subject to professional privilege. All legal relationships are subject to NautaDutilh N.V.’s general terms and conditions (see https://www.nautadutilh.com/terms), which apply mutatis mutandis to our relationship with third parties relying on statements of NautaDutilh N.V., include a limitation of liability clause, have been filed with the Rotterdam District Court and will be provided free of charge upon request. NautaDutilh N.V.; corporate seat Rotterdam; trade register no. 24338323.

The opinions expressed in this opinion letter are to be construed and interpreted in accordance with Dutch law. The competent courts at Amsterdam, the Netherlands, have exclusive jurisdiction to settle any issues of interpretation or liability arising out of or in connection with this opinion letter. Any legal relationship arising out of or in connection with this opinion letter (whether contractual or non-contractual), including the above submission to jurisdiction, is governed by Dutch law and shall be subject to the general terms and conditions of NautaDutilh. Any liability arising out of or in connection with this opinion letter shall be limited to the amount which is paid out under NautaDutilh’s insurance policy in the matter concerned. No person other than NautaDutilh may be held liable in connection with this opinion letter.

In this opinion letter, legal concepts are expressed in English terms. The Dutch legal concepts concerned may not be identical in meaning to the concepts described by the English terms as they exist under the law of other jurisdictions. In the event of a conflict or inconsistency, the relevant expression shall be deemed to refer only to the Dutch legal concepts described by the English terms.

For the purposes of this opinion letter, we have assumed that:

a.	each copy of a document conforms to the original, each original is authentic, and each signature is the genuine signature of the individual purported to have placed that signature;

b.

if any signature under any document is an electronic signature (as opposed to a handwritten (“wet ink”) signature) only, it is either a qualified electronic signature within the meaning of the eIDAS Regulation, or the method used for signing is otherwise sufficiently reliable;

c.	the Registration Statement has been or will be filed with the SEC in the form reviewed by us;

d.

at each Relevant Moment, Ordinary Shares shall have been admitted for trading on a regulated market, a multilateral trading facility or a comparable trading system outside the European Economic Area as referred to in Section 2:86c(1) DCC;

e.

(i) no internal regulations (reglementen) have been adopted by any corporate body of the Company which would affect the validity of the resolutions recorded in the Resolutions and (ii) the Current Articles are the Articles of Association currently in force and as they will be in force at each Relevant Moment;

f.

(i) at each Relevant Option Moment, the resolutions recorded in the Resolutions shall be in full force and effect, (ii) at each Relevant Option Moment, the factual statements made and the confirmations given in the Resolutions shall be complete and correct and (iii) the Resolutions correctly reflect the resolutions recorded therein;

g.

at each Relevant Award Moment, the authorised share capital (maatschappelijk kapitaal) of the Company shall allow for the grant of Awards and the issuance of Plan Shares pursuant to the exercise or settlement thereof;

h.

at each Relevant Option Moment, the authorised share capital (maatschappelijk kapitaal) of the Company shall allow for the grant of the Option and the issuance of the Option Shares pursuant to the exercise or settlement thereof;

i.

at each Relevant Moment, the Company will not have (i) been dissolved (ontbonden), (ii) ceased to exist pursuant to a merger (fusie) or a division (splitsing), (iii) been converted (omgezet) into another legal form, either national or foreign, (iv) had its assets placed under administration (onder bewind gesteld), (v) been declared bankrupt (failliet verklaard), (vi) been granted a suspension of payments (surseance van betaling verleend), (vii) started or become subject to statutory proceedings for the restructuring of its debts (akkoordprocedure) or (viii) been made subject to similar proceedings in any jurisdiction or otherwise been limited in its power to dispose of its assets;

j.	no Awards shall be offered to the public (aanbieden aan het publiek) and in the Netherlands other than in conformity with the Prospectus Regulation and the rules promulgated thereunder;

k.

at each Relevant Moment, (i) the Option or the relevant Award(s) shall have been validly granted as a right to subscribe for Ordinary Shares (recht tot het nemen van aandelen) by the corporate body authorised to do so, (ii) shall be in full force and effect upon being exercised or settled, as applicable, (iii) shall have been validly exercised or settled, as applicable, in accordance with the terms and conditions applicable to the Option or such Award(s) and (iv) any pre-emption rights in respect of the Option or such Award(s) shall have been validly excluded by the corporate body authorised to do so; and

l.

at each Relevant Moment, each holder of the relevant Award(s) or the holder of the Option shall be an individual who has not (i) deceased, (ii) had such individual’s assets placed under administration (onder bewind gesteld), (iii) been declared bankrupt (failliet verklaard), (iv) been granted a suspension of payments (surseance van betaling verleend), (v) been subjected to a debt reorganisation procedure (schuldsanering), (vi) started or become subject to statutory proceedings for the restructuring of such individual’s debts (akkoordprocedure) or (vii) been made subject to similar proceedings in any jurisdiction or otherwise been limited in the power to dispose of such individual’s assets.

Based upon and subject to the foregoing and subject to the qualifications set forth in this opinion letter and to any matters, documents or events not disclosed to us, we express the following opinions:

Corporate Status

1.	The Company has been duly incorporated as a besloten vennootschap met beperkte aansprakelijkheid and is validly existing as a naamloze vennootschap.

Plan Shares

2.

Subject to receipt by the Company of payment in full for, or other satisfaction of the issue price of, the Plan Shares in accordance with the Plan, and when issued and accepted in accordance with the Plan, the Plan Shares shall be validly issued, fully paid and non-assessable.

Option Shares

3.

Subject to receipt by the Company of payment in full for, or other satisfaction of the issue price of, the Option Shares in accordance with the Option Agreement, and when issued and accepted in accordance with the Resolutions and the Option Agreement, the Option Shares shall be validly issued, fully paid and non-assessable.

The opinions expressed above are subject to the following qualifications:

A.

Opinion 1 must not be read to imply that the Company cannot be dissolved (ontbonden). A company such as the Company may be dissolved, inter alia by the competent court at the request of the company’s board of directors, any interested party (belanghebbende) or the public prosecution office in certain circumstances, such as when there are certain defects in the incorporation of the company. Any such dissolution will not have retro-active effect.

B.

Pursuant to Section 2:7 DCC, any transaction entered into by a legal entity may be nullified by the legal entity itself or its liquidator in bankruptcy proceedings (curator) if the objects of that entity were transgressed by the transaction and the other party to the transaction knew or should have known this without independent investigation (wist of zonder eigen onderzoek moest weten). The Dutch Supreme Court (Hoge Raad der Nederlanden) has ruled that in determining whether the objects of a legal entity are transgressed, not only the description of the objects in that legal entity’s articles of association (statuten) is decisive, but all (relevant) circumstances must be taken into account, in particular whether the interests of the legal entity were served by the transaction. Based on the objects clause contained in the Current Articles, we have no reason to believe that, by making Awards under the Plan or granting the Option, the Company would transgress the description of the objects contained in its Articles of Association. However, we cannot assess whether there are other relevant circumstances that must be taken into account, in particular whether the interests of the Company are served by making Awards or granting the Option under the Plan since this is a matter of fact.

C.

Pursuant to Section 2:98c DCC, a company such as the Company may grant loans (leningen verstrekken) only in accordance with the restrictions set out in Section 2:98c DCC, and may not provide security (zekerheid stellen), give a price guarantee (koersgarantie geven) or otherwise bind itself, whether jointly and severally or otherwise with or for third parties (zich op andere wijze sterk maken of zich hoofdelijk of anderszins naast of voor anderen verbinden) with a view to (met het oog op) the subscription or acquisition by third parties of shares in its share capital or depository receipts. This prohibition also applies to its subsidiaries (dochtervennootschappen). It is generally assumed that a transaction entered into in violation of Section 2:98c DCC is null and void (nietig). Based on the content of the Plan, we have no reason to believe that the Company or its subsidiaries will violate Section 2:98c DCC in connection with the issue of Plan Shares or the Option Shares. However, we cannot confirm this definitively, since the determination of whether a company (or a subsidiary) has provided security, has given a price guarantee or has otherwise bound itself, with a view to the subscription or acquisition by third parties of shares in its share capital or depository receipts, as described above, is a matter of fact.

D.	The opinions expressed in this opinion letter may be limited or affected by:

a.	rules relating to Insolvency Proceedings or similar proceedings under a foreign law and other rules affecting creditors’ rights generally;

b.

the provisions of fraudulent preference and fraudulent conveyance (Actio Pauliana) and similar rights available in other jurisdictions to insolvency practitioners and insolvency office holders in bankruptcy proceedings or creditors;

c.	claims based on tort (onrechtmatige daad);

d.	sanctions and measures, including but not limited to those concerning export control, pursuant to European Union regulations, under the Dutch Sanctions Act 1977 (Sanctiewet 1977) or other legislation;

e.	the Anti-Boycott Regulation, Anti Money Laundering Laws and related legislation;

f.	any intervention, recovery or resolution measure by any regulatory or other authority or governmental body in relation to financial enterprises or their affiliated entities; and

g.

the rules of force majeure (niet toerekenbare tekortkoming), reasonableness and fairness (redelijkheid en billijkheid), suspension (opschorting), dissolution (ontbinding), unforeseen circumstances (onvoorziene omstandigheden) and vitiated consent (i.e., duress (bedreiging), fraud (bedrog), abuse of circumstances (misbruik van omstandigheden) and error (dwaling)) or a difference of intention (wil) and declaration (verklaring).

E.

The term “non-assessable” has no equivalent in the Dutch language and for purposes of this opinion letter such term should be interpreted to mean that a holder of an Ordinary Share shall not by reason of merely being such a holder be subject to assessment or calls by the Company or its creditors for further payment on such Ordinary Share.

F.	This opinion letter does not purport to express any opinion or view on the operational rules and procedures of any clearing or settlement system or agency.

We consent to the filing of this opinion letter as an exhibit to the Registration Statement. In giving this consent we do not admit or imply that we are a person whose consent is required under Section 7 of the United States Securities Act of 1933, as amended, or any rules and regulations promulgated thereunder.

Sincerely yours,

/s/ NautaDutilh N.V.

NautaDutilh N.V.

EXHIBIT A

LIST OF DEFINITIONS

“Anti Money Laundering Laws”	The European Anti-Money Laundering Directives, as implemented in the Netherlands in the Money Laundering and Terrorist Financing Prevention Act (Wet ter voorkoming van witwassen en financieren van terrorisme) and the Dutch Criminal Code (Wetboek van Strafrecht).

“Anti-Boycott Regulation”	The Council Regulation (EC) No 2271/96 of 22 November 1996 on protecting against the effects of the extra-territorial application of legislation adopted by a third country, and actions based thereon or resulting therefrom.

“Articles of Association”	The Company’s articles of association (statuten) as they read from time to time.

“Awards”	Rights to subscribe for Ordinary Shares granted pursuant to the terms and conditions of the Plan.

“Bankruptcy Code”	The Dutch Bankrupcty Code (Faillissementswet).

“Board”	The Company’s board of directors (bestuur).

“CEO”	Dr. Stephan Zoll.

“Commercial Register”	The Dutch Commercial Register (handelsregister).

“Company”	SIGNA Sports United N.V., a public company with limited liability (naamloze vennootschap), registered with the Commercial Register under number 82838194.

“Corporate Documents”	The Deed of Incorporation, the Deed of Conversion, the Current Articles and the Resolutions.

“Current Articles”	The Articles of Association as contained in the Deed of Conversion.

“DCC”	The Dutch Civil Code (Burgerlijk Wetboek).

“Deed of Conversion”	The deed of conversion and amendment to the Articles of Association dated 14 December 2021.

“Deed of Incorporation”	The Company’s deed of incorporation (akte van oprichting) dated 19 May 2021.

“eIDAS Regulation”	Regulation (EU) No 910/2014 of the European Parliament and of the Council of 23 July 2014 on electronic identification and trust services for electronic transactions in the internal market and repealing Directive 1999/93/EC.

“General Meeting”	The Company’s general meeting (algemene vergadering).

“Insolvency Proceedings”	Any insolvency proceedings within the meaning of Regulation (EU) 2015/848 of the European Parliament and of the Council of 20 May 2015 on insolvency proceedings (recast), as amended by Regulation (EU) 2021/2260 of the European Parliament and of the Counsel of 15 December 2021, listed in Annex A thereto and any statutory proceedings for the restructuring of debts (akkoordprocedure) pursuant to the Bankruptcy Code.

“NautaDutilh”	NautaDutilh N.V.

“the Netherlands”	The European territory of the Kingdom of the Netherlands and “Dutch” is in or from the Netherlands.

“Option”	The option to acquire Option Shares granted to the CEO pursuant to the Option Agreement and the Resolutions.

“Option Agreement”	The option agreement between the CEO as option holder and the Company as grantor, dated June 10, 2021.

“Option Shares”	Up to 1,293,200 Ordinary Shares or such lesser number of Ordinary Shares in respect of which the Option is exercised.

“Ordinary Shares”	Ordinary shares in the Company’s capital, with a nominal value of EUR 0.12 each.

“Plan Shares”	349,839,180 Ordinary Shares available for issuance under the Plan.

“Plan”	The long-term incentive plan of the Company in the form attached as exhibit 4.4 to the Registration Statement.

“Prospectus Regulation”	Regulation (EU) 2017/1129 of the European Parliament and of the Council of 14 June 2017 on the prospectus to be published when securities are offered to the public or admitted to trading on a regulated market, and repealing Directive 2003/71/EC.

“Registration Statement”	The Company’s registration statement on Form S-8 filed or to be filed with the SEC in the form reviewed by us.

“Relevant Award Moment”	Each time when one or more Awards are granted or one or more Plan Shares are issued pursuant to the exercise or settlement of the relevant Award(s).

“Relevant Moment”	A Relevant Option Moment and a Relevant Award Moment.

“Relevant Option Moment”	The time when the Option is granted or each team one or more Option Shares are issued pursuant to the exercise or settlement of all or part of the Option.

“Resolutions”	Each of the following: a.the written resolution of the Board, dated December 14, 2021; and b.the written resolution of the General Meeting, dated December 13, 2021.

“SEC”	The United States Securities and Exchange Commission.